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                                       April 19, 2002


Perficient, Inc.
7600-B North
Capital of Texas Highway
Suite 340
Austin Texas 78731

Dear Sir or Madam:

     This letter is to inform you that I hereby resign as an officer and director of Perficient, Inc. effective immediately. I also irrevocably renounce my right to appoint a director of Perficient, Inc. pursuant to Section 1.09 of that certain Agreement and Plan of Merger dated as of February 16, 2000.

                                       Sincerely,


                                       /s/ Sam J. Fatigato
                                       Sam J. Fatigato

cc: Mr. Barry L. Fischer